Exhibit 5.1

May 14, 2026

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

RE:

Raymond James Financial, Inc. (the “Company”) Registration Statement on Form S-8 Covering Additional 2,600,000 Shares of the Company’s Common Stock Issuable Pursuant to the Raymond James Financial, Inc. Amended and Restated 2012 Stock Incentive Plan (the “Plan”)

Ladies and Gentlemen:

I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”) relating to the proposed public offering (the “Offering”) of up to 2,600,000 additional shares of the Company’s Common Stock (the “Common Stock”) under the Plan.

This opinion is being delivered in accordance with the requirements of Paragraphs 23 and 29 of Schedule A to the Securities Act, and Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated with respect to the issuance of the Common Stock.

As counsel to the Company in connection with the Offering, I have examined and am familiar with: (1) the Company’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated By-laws, each as currently in effect, (2) the Plan, (3) the Registration Statement, and (4) such other corporate records, documents, and instruments as I have deemed necessary or relevant as the basis for the opinions set forth below.

As to any facts material to the opinions expressed below which were not independently established or verified, I have relied without independent investigation on oral or written statements, representations, and certificates of officers and other representatives of the Company, the Department of State of the State of Florida, and others. In all such examinations, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all items submitted as originals and certified documents, and the conformity with originals of all items submitted as copies, assumptions which I have not independently verified.

The opinions expressed below are limited to the laws of the State of Florida, and the federal laws of the United States of America, as in effect on the date of this letter (the “Applicable Law”). The Common Stock may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date of this letter, which laws are subject to change with possible retroactive effect.

Based upon and in reliance on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that when: (i) the Registration Statement has become effective under the Securities Act; (ii) the consideration specified in the Plan and in the instrument of grant covering the shares of Common Stock granted under the Plan has been received by the Company; (iii) the shares of Common Stock have been duly issued and delivered by the Company as contemplated in the Registration Statement and the Plan; and (iv) the certificates representing such shares of Common Stock have been duly executed by the Company and countersigned by the Company’s transfer agent (or, if uncertificated, valid book-entry notations have been duly made in the register of the Company), then the shares of Common Stock will be duly authorized, validly issued, fully paid, and non-assessable.

Raymond James Financial, Inc.

880 Carillon Parkway, St. Petersburg, FL 33716 // T 800.248.8863 // RaymondJames.com

Mailing Address: P.O. Box 23614, St. Petersburg, FL 33742

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, I have assumed that each party (other than the Company) to such agreement or obligation has satisfied or, prior to the issuance of the Common Stock, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

This letter is furnished by me solely in my capacity as General Counsel – Markets, Products and International of the Company.

I hereby consent to the use of my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement to be filed by the Company with the Commission. I further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Very truly yours,

/s/ E. Michael Serbanos

E. Michael Serbanos

General Counsel – Markets, Products and International of

Raymond James Financial, Inc.